                                                                     EXHIBIT 4.2


                NETSOURCE INTERNATIONAL TELECOMMUNICATIONS, INC.
                     SECURED SUBORDINATED CONVERTIBLE NOTE
                            TO PURCHASE COMMON STOCK

Series A-                                                   Petaluma, California
         ---
U.S.  $                                                            June 24, 1996
       --------------


     NETSOURCE INTERNATIONAL TELECOMMUNICATIONS, INC., a Delaware corporation (the "Company"), the principal office of which is located at 1304 Southpoint Boulevard, Petaluma, California 94954, for value received, hereby promises to pay to _______________________, or registered assigns, the sum of ______________
U.S. Dollars (U.S.$_____________), or such lesser amount as shall then equal the outstanding principal amount hereof on the terms and conditions set forth hereinafter. Interest shall accrue on this Note at the rate of ten percent (10%) per annum and be paid semi-annually, all as set forth in Section 2.a (below). The principal hereof and any remaining unpaid but accrued interest hereon, following the third semi-annual interest payment, as set forth below, shall be due and payable on the second anniversary of the date of this Note (the "Due Date"). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder or by mail or wire transfer to the address of any unaffiliated third-party "fiscal agent" appointed by the Company from time to time (the "Fiscal Agent") to forward payments to the registered Holder by mail or by wire transfer; provided, however, that for the Holder to receive its interest or principal payments by wire transfer, the Fiscal Agent must receive such Holder's written bank wire transfer instructions by the record date for such payment. This Note is one of a Series issued in connection with that certain Fiscal Agency Agreement dated as of June 24, 1996 (the "Agency Agreement") between the Company and the Fiscal Agent in connection with the transactions described in that certain Subscription Agreement dated for reference purposes only as of May 31, 1996 between the Company and the Holder (the "Subscription Agreement"). The Holder of this Note is subject to certain restrictions set forth in the Subscription Agreement and shall be entitled to certain rights and privileges set forth in the Subscription Agreement.

     The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

     1.  Definitions.  As used in this Note, the following terms, unless the
         -----------
context otherwise requires, have the following meanings:

          a. "IPO" shall mean the Company's first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the "Act") cover ing the offering and sale of shares of Common Stock for the account of the Company (other than a registration statement effected solely to implement an employee benefit plan or a transaction in which Rule 145 of the Securities and Exchange Commission is applicable).

          b. "Company" includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

          c. "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note on the register maintained by the Fiscal Agent.

          d. "United States Alien" shall mean any person who, for United States federal income tax purposes, is a foreign corporation, a foreign partnership, a non-resident alien individual, or a foreign estate or trust.

     2.  Interest.
         --------

          a.  Interest Rate.  Until all outstanding principal and accrued
              -------------
interest on this Note shall have been paid in full, interest shall accrue and be payable on the outstanding principal balance of this Note, in arrears on each sixth month anniversary date following the date of this Note (the "Interest Payment Date"), at the lower of (i) the rate of ten percent (10%) per annum accruing from the date of this Note; and (ii) applicable usury interest limits (collectively, the "Interest Rate"). If applicable usury interest limits for any interest payment are below the rate of ten percent (10%) per annum, the Company shall, on or before the record date for such payment, deliver an Officer's Certificate to the Fiscal Agent as provided in the Agency Agreement, certifying the amount of the interest rate for such interest payment based on the applicable usury limits. Interest on this Note shall accrue from the date hereof on the outstanding principal balance, as such principal may decline from time to time, until such principal is paid. Interest shall be calculated based on actual days elapsed. Interest will be paid semiannually in arrears on December 24 and June 24, commencing on December 24, 1996 (each an "Interest Payment Date"). Any interest past due for more than five (5) business days after the applicable Interest Payment Date (such five (5) business days referred to herein as the "Grace Period") shall likewise bear interest at the rate of ten percent (10%) per annum from such Interest Payment Date until paid in full.

          b.  Additional Interest. The Company shall, subject to the exceptions
              -------------------
and limitations set forth below, pay as additional interest to a Holder who is a United States Alien, such amounts as may be necessary so that every net payment on this Note, after withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment of interest by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount of interest provided in such Note to be then due and payable ("Additional Interest"). However, the Company shall not be required to make any payment of Additional Interest for or on account of:

          i. Any tax, assessment or other governmental charge that would not have been so imposed but for (a) the existence of any present or former connection between such Holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder is a corporation), and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein; or (b) the past or present status of such Holder as a bank, personal holding company, foreign personal holding company, controlled foreign corporation, or private foundation or other tax-exempt organization with respect to the United States, or as a corporation that accumulates earnings to avoid United States federal income tax;

          ii. Any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

          iii. Any tax, assessment or other governmental charge that would not have been imposed but for the presentation by such Holder of this Note for payment more than fifteen (15) days after the date on which such payment became due and payable or the date on which payment thereof was duly provided, for whichever occurred later;

          iv. Any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments of principal of and interest on this Note;

          v. Any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the

United States of such Holder if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as precondition to relief or exemption from such tax, assessment or other governmental charge;

              vi. Any tax, assessment or other governmental charge imposed on a Holder that actually or constructively owns ten percent (10%) or more of the capital or profits interest of the Company;

              vii. Any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment on this Note, if such payment can be made without such withholding by any other paying agent; or

              viii. Any combination of items 2.b.i through 2.b.vii.

Additional Interest shall not be paid with respect to a payment to a Holder that is a fiduciary or company or other than the sole beneficial owner of such payment to be extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income for tax purposes of a beneficiary, settlor, with respect to such fiduciary or a member of such company or a beneficial owner that would not have been entitled to the Additional Interest had such beneficiary, settlor, member or beneficial owner been the registered owner of this Note. Also, if the Company is required to pay Additional Interest to a Holder, and the Holder subsequently receives a tax credit or tax refund which is attributable to the tax, assessment or other governmental charge which gave rise to the Company's obligation to pay the Additional Interest, the Holder shall promptly reimburse the Company such amount as will leave the Holder after the reimbursement in no better and no worse position than it would have been if the payment of Additional Interest had not been required; provided, however, that the Holder shall not be required to disclose information regarding its tax affairs or computations to the Company other than such non-proprietary information as may be necessary to permit the Company to confirm its reimbursement rights hereunder.

     3.   Prepayment.
          -----------

          a.  At Company's Election.   The Company may prepay any portion or
              ---------------------
all of the principal balance and/or interest under this Note any time after the one (1) year anniversary of the date of this Note upon twenty (20) calendar days' prior written notice to the Holder, which notice for purposes of the twenty (20) days may be given prior to such one (1) year anniversary. Any prepayment of this Note will be credited first against accrued interest and then against principal.

          b.  Mandatory.  The Company shall be obligated to prepay all of the
              ---------
principal and accrued interest under this Note within five (5) business days after July 31, 1996, if the Company's Reorganization (as defined in the Company's Private Placement memorandum dated for reference purposes only as of May 31, 1996) has not been consummated by July 31, 1996.

     4.   Conversion.
          ----------

          a.  Holder's Conversion Rights.  So long as any principal remains
              --------------------------
outstanding hereunder up to and through the Due Date, Holder may, at its option by written notice to the Fiscal Agent given by delivery to the Fiscal Agent of the Conversion Election Form appended to this Note (the "Conversion Election Form") at any time after the Conversion Price has been established pursuant to
Section 4.b (below), and prior to the Due Date (collectively, the "Conversion Period"), convert all or any portion of the principal outstanding hereunder (such conversion of principal to be in increments of Ten Thousand Dollars ($10,000) and/or such lesser or additional amount as may remain outstanding under this Note at the time of conversion) into Common Stock of the Company at the Conversion Price established in Section 4.b (below).

          b.  Conversion Price.  The conversion price per share at which the
              ----------------
principal under this Series A Note shall be convertible shall equal the price established below (the "Conversion Price"):

              i. If an IPO is consummated by the Company on, or before, December 31, 1996, the Conversion Price shall be equal to seventy percent (70%) of the per share price to the public of the Common Stock in the IPO (rounded to the nearest whole cent). If the Company consummates an IPO on, or before, December 31, 1996, it shall, within thirty (30) days thereafter, notify the Fiscal Agent in writing of the Conversion Price by delivery of an Officer's Certificate; and

              ii. If an IPO has not been consummated on, or before, December 31, 1996, the Conversion Price shall be Eighty-one Dollars ($81.00) based upon the pre-money valuation of the Company prior to the sale of the Series A Notes determined by taking the annualized gross revenues of the Company during the first calendar quarter of 1996 (comprising the revenues of MTC Telemanagement Corporation, MTC International, Inc., and NetSource Interactive, Inc.). These gross revenues are currently estimated to be approximately One Hundred Million Dollars ($100,000,000) on an annualized basis. If an audit of the Company's gross revenues results in an adjustment either up or down of more than Two Million Five Hundred Thousand Dollars ($2,500,000) for such quarter, then the Conversion Price shall be appropriately adjusted by dividing such audited gross revenues (on an annualized basis) by the number of issued and outstanding shares of the Company's Common Stock on a fully-diluted basis (1,065,204 shares + 169,582 shares issuable under outstanding options = 1,234,786 fully-diluted shares). If there is an adjustment to the Conversion Price as a result of such audit, the Company shall notify the Holder in writing of the adjusted Conversion Price within thirty (30) days after such adjustments by delivery of an Officer's Certificate.

          c.  General Conversion Terms.  The Company shall not be obligated to
              ------------------------
issue certificates evidencing the shares of the Common Stock issuable upon conversion of this Note unless this Note is delivered to the Fiscal Agent, together with a properly executed Conversion Election Form; provided, however, that this Note need not be delivered for conversion if the Holder notifies the Fiscal Agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company and the Fiscal Agent to indemnify the Company and the Fiscal Agent from any loss incurred by it in connection with such Note, including the posting of a bond as may be reasonably requested by the Company and the Fiscal Agent. The Company shall, as soon as practicable after such delivery to the Fiscal Agent, or such agreement, indemnification and bond if required by the Company, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled accompanied by any appropriate restrictive legends on transfer, a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, as the case may be, and a new Note upon the same terms as this Note for any remaining principal in the case of a conversion of only a portion of this Note. The shares issued upon conversion will bear legends which are substantially the same as the Securities Legends appearing on the face of this Note if conversion occurs prior to the Anniversary Date; thereafter shares issued upon conversion will be issued without the "Securities Legends." In addition, the shares issued upon conversion will bear a legend which is substantially the same as the Lock-Up Legend appearing on the face of this Note if conversion occurs prior to the expiration date of the Lock-Up Period set forth in Section 8 of this Note; thereafter shares issued upon conversion will be issued without the "Lock-Up Legend." Any shares issued upon conversion will not bear the Security Agreement Legend. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt by the Fiscal Agent of the Holder's Conversion Election Form and this Note (or agreement, indemnification and bond if required by the Company). The person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Stock on such date.

     5.  Note Confers No Rights of Shareholder.  The Holder shall not have any
         -------------------------------------
rights as a shareholder of the Company with regard to the shares issuable hereunder prior to actual conversion hereunder.

     6.  Reservation of Shares.  The Company agrees at all times during the
         ---------------------
Conversion Period to have authorized and reserved, for the exclusive purpose of issuance and delivery upon conversion of this Note, a sufficient number of shares of its Common Stock to provide for the conversion of the rights represented hereby. On, or before, the Anniversary Date, the Company will give its stock transfer agent a standing order authorizing the stock transfer agent to issue, after the Anniversary Date, free of the Securities Legends, the shares of Common Stock issuable upon conversion of this Note.

     7.  Adjustments.  If the Company at any time during the Conversion Period
         ------------
shall, by subdivision, combination or re-classification of securities, change any of the Company's Common Stock to which purchase rights under this Note exist into the same or a different number of securities of any class or classes, this Note shall thereafter entitle the Holder to acquire such number and kind of securities as would have been issuable as a result of such change with respect to the shares here under immediately prior to such subdivision, combination, or re-classification. If shares of the Company's Common Stock are subdivided into a greater number of shares of Common Stock, the conversion price for the shares hereunder upon conversion of this Note shall be proportionately reduced and the number of such shares shall be proportionately increased; and conversely, if shares of the Company's Common Stock are combined into a smaller number of Common Stock shares, the price shall be proportionately increased, and the number of shares hereunder shall be proportionately decreased. If there is any such adjustment to the Conversion Price, the Company shall notify the Fiscal Agent in writing of the adjusted Conversion Price within thirty (30) days after such adjustment by delivery of an Officer's Certificate.

     8.  Public Offering Lock-Up.   In connection with the IPO, the Holder
         -----------------------
agrees, upon the written request of the Company or the underwriters managing such underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Company's securities without the prior written consent of the Company, and such underwriters, as the case may be, for a period of time, not to exceed one hundred eighty (180) days from the effective date of the registration statement for the IPO (the "Lock-Up Period"). Such agreement shall be in writing in the form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to this Note and the shares subject to the foregoing restrictions until the end of said Lock-Up Period. On, or before, the expiration date of the Lock-Up Period, the Company will give its stock transfer agent a standing order authorizing the stock transfer agent to issue, after such expiration date, free of the Lock-Up Legend, the shares of Common Stock issuable upon conversion of this Note. In addition, on, or before, the expiration date of the Lock-Up Period, the Company will give the Fiscal Agent a standing order authorizing the Fiscal Agent to issue, after such expiration date, free of the Lock-Up Legend, a new Note instrument for this Note upon surrender and at the request of the Holder. The Company will also, at least thirty (30) days prior to the expiration date of the Lock-Up Period, give notice in writing to the Fiscal Agent of such expiration date by delivery of an Officer's Certificate.

     9.  Secured Interest.  The original Holders of all Series A Notes are
         ----------------
parties to a Security Agreement dated for reference purposes only as of May 31, 1996 (the "Security Agreement") which encumbers the assets of the Company as provided in the Security Agreement (herein the "Collateral"). Any permitted transferees of the Notes will be entitled to become parties to the Security Agreement. Variations or amendments with or among the Series A Notes shall not affect the pari passu security interest of each Holder therein in the Collateral. The Holder will share in the Collateral and proceeds therefrom in the ratio that Holder's Series A Note principal bears to the aggregate unpaid principal then due all Holders of Series A Notes. THE RIGHTS OF ANY TRANSFEREE, PLEDGEE OR OTHER ASSIGNEE OF THIS NOTE UNDER THE SECURITY AGREEMENT COULD POTENTIALLY BE ENCUMBERED BY CERTAIN THIRD PARTY CLAIMS AND COULD THEREFORE PROVE TO BE INEFFECTUAL UNLESS EACH PREVIOUSLY REGISTERED HOLDER OF THIS NOTE HAS PROPERLY FILED A FORM UCC-2 STATEMENT OF ASSIGNMENT OF ITS RIGHTS UNDER THE SECURITY AGREEMENT PURSUANT TO APPLICABLE STATE LAW COMMERCIAL CODES IN CONNECTION WITH ANY SALE, TRANSFER OR PLEDGE OF SUCH NOTE.

     10.  Original Issue Discount Disclosure.  This Note is being issued in
          ----------------------------------
conjunction with certain warrants. A portion of the original issue price of this investment unit (consisting of this Note and its associated warrants) has been allocated to these warrants. The original issue price of this Note is therefore less than its principal amount. Because the excess of the principal amount of this Note over its original issue price is less than (a) one-quarter of one percent of this Note's principal amount (b) multiplied by the number of complete years to this Note's maturity, this Note will not have "original issue discount" as that phrase is defined for United States income tax purposes. Any Holder may contact the Company's Chief Financial Officer or Treasurer at its address as indicated on this Note (or such other address as the Company shall subsequently furnish to the Holder) for further information concerning the computation of original issue discount under the terms of this Note.

     11.  Defaults.  If any of the Defaults specified in Section 7 of the
          --------
Security Agreement shall occur, the Holder of this Note may, so long as such condition exists, declare the entire unpaid principal and accrued interest hereon immediately due and payable, by notice in writing to the Company. In the event of a Default, interest shall continue to accrue at the rate provided for in Section 2.a on any amounts of principal and accrued interest which remain unpaid and outstanding. The Fiscal Agent shall have no duty whatsoever with respect to a "Default" under the Note and owes no fiduciary duty to any Holder of a Note, except as provided in Section 20 hereof.

     12.  Assignment.  Subject to any restrictions on transfer described
          ----------
elsewhere herein or the Subscription Agreement, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties hereto.

     13.  Waiver and Amendment.  Any provision of this Note may be amended,
          --------------------
waived or modified upon the approval of the Company and the Holders of fifty percent (50%) or more of the outstanding principal amount of all then outstanding Series A Notes; provided, however, that any amendment to the Due Date, Interest Rate, Conversion Price, or Sections 9 and 11 above, shall require the approval of Holders of seventy-five percent (75%) or more of the outstanding principal amount of all then outstanding Series A Notes; and further provided, however, that any such amendments shall apply to all Series A Notes. Upon the obtaining of the approval of the Holders of seventy-five percent (75%) or more of the outstanding principal amount, the Company has the right to effect such amendment, and the Fiscal Agent has no duty or right to sign such amendment on behalf of the Holders; provided, however, that no amendments to the Series A Notes shall alter the Fiscal Agent's rights or duties without its consent.

     14.  Transfer of this Note or Securities Issuable on Conversion Hereof.
          -----------------------------------------------------------------
With respect to any offer, sale or other disposition of this Note or any underlying securities to be made prior to the Anniversary Date, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any applicable federal or state law then in effect, including, but not limited to, Regulation S under the Act).
Furthermore, no such transfer shall be made unless the transferee meets the same investor suitability standards set forth in the Subscription Agreement. Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note or the underlying securities, as the case may be, all in accordance with the terms of the written notice delivered to the Company. The Company shall promptly deliver to the Fiscal Agent a copy of its notice to the Holder, together with a written order directing the Fiscal Agent to effect such transfer. If a determination has been made pursuant to this Section 14 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Note or underlying securities thus transferred shall bear the same legends appearing on the face of this Note immediately prior to such transfer. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Notes issued upon transfers after the Anniversary Date shall be issued without Securities Legends or the Security Agreement Legend, and Notes issued after the expiration date of the Lock-Up Period shall be issued without the Lock-Up Legend.

     15.  Loss, Theft, Destruction or Mutilation of Note.  Upon receipt by the
          ----------------------------------------------
Company and the Fiscal Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or a stock certificate issued pursuant to conversion of this Note, and in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company and the Fiscal Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note or such stock certificate, if mutilated, the Company and the Fiscal Agent will make and deliver a new Note or stock certificate of like tenor and dated as of such cancellation, in lieu of this Note or such stock certificate.

     16.  Notices.  Any notice required or permitted under this Note shall be
          -------
given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service or for mailings from and to any address in North America (Canada, United States and Mexico) five (5) days after receipt, by registered or certified mail, postage prepaid at the address of the party to be notified as set forth for such party in the Subscription Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

     17.  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California. Venue for all disputes hereunder shall be San Francisco, California.

     18.  Attorneys' Fees.  If any action at law or in equity is necessary to
          ---------------
enforce or interpret the terms of this Note between the Company and the Holder of the Note, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

     19.  Heading; References.  All headings used herein are used for
          -------------------
convenience only and shall not be used to construe or interpret this Note.

     20.  Fiscal Agent.  Notwithstanding anything to the contrary herein, the
          ------------
Fiscal Agent is the agent of the Company and does not owe any fiduciary duty to the Holders of the Series A Notes; provided, however, that the Fiscal Agent shall have a duty to deliver to such Holders all payments of interest and principal which are delivered by the Company to the Fiscal Agent.

     IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first set forth above.



                            NETSOURCE INTERNATIONAL
                            TELECOMMUNICATIONS, INC.


                            By:
                               ------------------------------------------------
                               (Signature)

                               ------------------------------------------------
                               (Print Name and Title)

                  FISCAL AGENT'S CERTIFICATE OF AUTHENTICATION

     This is one of the 10% Series A Secured Subordinated Convertible Notes described in the Subscription Agreement and Fiscal Agency Agreement.


Dated:                                    UNITED STATES TRUST COMPANY
      --------------------------------          OF NEW YORK
                                          as Fiscal Agent


                                          By:
                                             ----------------------------------
                                               Authorized Signature

                                ASSIGNMENT FORM


To assign this Note, fill in the form below:


     (I) or (We) assign and transfer this Note to:

--------------------------------------------------------------------------------
             (Insert Assignee's Social Security or Tax I.D. Number)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
             (Print or Type Assignee's Name, Address and Zip Code)

and irrevocably appoint the Company's Transfer Agent to transfer this Note on the books of the Company. The Transfer Agent may substitute another to act for it/him/her.

Dated:
      ---------------------------

                                    *Signature:
                                               --------------------------------
                                               (Sign exactly as your name
                                                appears on the first page of
                                                this Note.)

It is understood and agreed that the Company may request in writing such assurances and representations as may be reasonably requested pursuant to
Section 14 of this Note.

*NOTICE: This Signature must be guaranteed by an Institution which is a member of one of the following recognized Signature Guaranty Programs: (i) The Securities Transfer Agent Medallion Program ("STAMP"); (ii) The New York Stock Exchange Medallion Program ("MSP"); (iii) The Stock Exchange Medallion Program ("SEMP"); or (iv) in such other guaranty program acceptable to the Company's Transfer Agent.

                              NOTICE OF CONVERSION

To:  NETSOURCE INTERNATIONAL TELECOMMUNICATIONS, INC.

     (1) The undersigned hereby elects to convert $____________ in principal amount of the attached Note for ____________ shares of Common Stock of NetSource International Telecommunications, Inc., pursuant to the terms of the attached Note.
     (2) In converting this Note, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the "Securities Act"), including, but not limited to, Regulation S promulgated thereunder, or any state securities laws.

     (3) Please issue a certificate representing said shares of Common Stock in the name of the undersigned.

     (4) Please issue a new Note for the non-converted portion of the attached
Note in the name of the undersigned.

                                           -------------------------------------
                                                           (Name)

-----------------------                    -------------------------------------
     (Date)                                              (Signature)*
                                           (Sign exactly as your name appears on
                                            the first page of this Note.)

*NOTICE: This Signature must be guaranteed by an Institution which is a member of one of the following recognized Signature Guaranty Programs: (i) The Securities Transfer Agent Medallion Program ("STAMP"); (ii) The New York Stock Exchange Medallion Program ("MSP"); (iii) The Stock Exchange Medallion Program ("SEMP"); or (iv) in such other guaranty program acceptable to the Company's Transfer Agent.

To exercise your right of conversion, this Notice of Conversion should be delivered, together with the Note, to the Fiscal Agent at the applicable address shown below:

By Registered
or Certified Mail               By Hand                 By Overnight Courier
-----------------               -------                 --------------------

United States Trust             United States Trust     United States Trust
Company of New York             Company of New York     Company of New York
P.O. Box 844                    111 Broadway            770 Broadway, 13th Floor
Cooper Station                  Lower Level             New York, NY  10003
New York, NY  10216-0844        New York, NY  10006     Attention: Corporate
Attention: Corporate Trust      Attention:  Corporate    Trust Services
 Services                        Trust Services